Exhibit 99.1

NEWS

ANADARKO PRICES PUBLIC OFFERING OF 30 MILLION SHARES OF COMMON STOCK

HOUSTON, May 12, 2009 – Anadarko Petroleum Corporation (NYSE: APC) today announced that it has priced its public offering of 30 million shares of common stock. Anadarko has granted the underwriters a 30-day option to purchase up to an additional 4.5 million shares of common stock. The shares were offered to the public at $45.50 per share. The offering is expected to settle and close on May 15, 2009, subject to customary closing conditions. Net proceeds from the offering are expected to be used for general corporate purposes, including future capital expenditures.

UBS Investment Bank and Barclays Capital are acting as joint book-running managers for the offering. The offering will be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from UBS Investment Bank, 299 Park Avenue, New York, New York, 10171, Attention Prospectus Department (phone: 888-827-7275) and Barclays Capital c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717; Barclaysprospectus@broadridge.com (phone: 888-603-5847). An electronic copy of the prospectus and prospectus supplement is available from the U.S. Securities and Exchange Commission’s Web site at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offer is being made only through the prospectus as supplemented, which is part of a shelf registration statement that became effective on September 8, 2006.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to successfully close on the common stock offering and to use the net proceeds as indicated in this news release. See “Risk Factors” in the company’s 2008 Annual Report on Form 10-K and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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ANADARKO CONTACTS

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

Matt Carmichael, matt.carmichael@anadarko.com, 832.636.2845

INVESTORS:

John Colglazier, john.colglazier@anadarko.com, 832.636.2306

Chris Campbell, CFA, chris.campbell@anadarko.com, 832.636.8434

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